                            [LETTERHEAD OF KPMG LLP]



                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Whitman Corporation:

We consent to the incorporation by reference in this Registration Statement including the Prospectus included in this Registration Statement of our report dated February 1, 2000, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of the end of fiscal years 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the fiscal years 1999, 1998, and 1997, which report appears in the fiscal 1999 annual report on Form 10-K of Whitman Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Chicago, Illinois
December 4, 2000